UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12.

COMMSCOPE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(7)	Form, Schedule or Registration Statement No.:

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(9)	Date Filed:

This filing consists of the following documents distributed by CommScope, Inc. on October 27, 2010:

•	Employee Letter

•	Employee FAQ

•	Customer Letter

•	Manager’s Presentation to Employees

•	Manager Talking Points

Forward-Looking Statements

Certain statements in this Schedule 14A that are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws and include but are not limited to those statements relating to our announced transaction with The Carlyle Group, business position, plans, outlook, revenues, earnings, margins and other financial items, restructuring plans, sales and earnings expectations, expected demand, cost and availability of key raw materials, internal and external production capacity and expansion, competitive pricing and relative market position. While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. These forward-looking statements are identified by the use of certain terms and phrases including but not limited to “expect,” “believe,” “intend,” “goal,” “estimate,” “project,” “plans,” “anticipate,” “designed to,” “confident,” “think,” “scheduled,” “outlook,” “guidance,” “foreseeable future” and similar expressions.

These statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, uncertainties as to the timing of the proposed merger with Cedar I Merger Sub, Inc.; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; continued global economic weakness and uncertainties and disruption in the credit and financial markets; changes in cost and availability of key raw materials and the potential effect on customer pricing; delays or challenges related to removing, transporting or reinstalling equipment; the ability to retain qualified employees; customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; competitive pricing and acceptance of products; industry competition and the ability to retain customers through product innovation; concentration of sales among a limited number of customers or distributors; customer bankruptcy; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; the risk that customers might cancel orders placed or that orders currently placed may affect order levels in the future; continuing consolidation among customers; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; successful ongoing operation of our vertical integration activities; the possibility of further restructuring actions; possible future impairment charges for fixed or intangible assets, including goodwill; increased obligations under employee benefit plans; significant international operations and the impact of variability in foreign exchange rates; ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; substantial indebtedness and maintaining compliance with debt covenants; capital structure changes; income tax rate variability and ability to recover amounts recorded as value added tax receivables; changes in tax laws or regulations; product performance issues and associated warranty claims; ability to successfully implement major systems initiatives; realignment of global manufacturing capacity; cost of protecting or defending intellectual property; ability to obtain capital on commercially reasonable terms; adequacy and availability of insurance; costs and challenges of compliance with domestic and foreign environmental laws and the effects of climate change; fluctuations in interest rates; the ability to achieve expected sales growth and earnings goals; the outcome of pending and future litigations and proceedings; U.S. health care law changes; authoritative changes in generally accepted accounting principles by standard-setting bodies; political instability; regulatory changes affecting the Company or the industries it serves; and any statements of belief and any statements of assumptions underlying any of the foregoing. These and other factors are discussed in greater detail in Part I—Item 1A to our Annual Report on Form 10-K for the year ended December 31, 2009 and the proxy statement to be filed by the Company in connection with the Merger. The information contained in this Schedule 14A represents our best judgment at the date of this report based on information currently available. However, we are not undertaking any duty or obligation to update this information to reflect developments or information obtained after the date of this report.

[Employee Letter]

To all CommScope employees:

We want to share with you some exciting news about our company. Today we announced that CommScope will be acquired under an agreement with The Carlyle Group, a global alternative asset manager, in a transaction valued at approximately $3.9 billion. This amount represents a premium of approximately 36% over CommScope’s closing share price on Friday, October 22, 2010, the last trading day prior to CommScope’s Monday, October 25, 2010, press release announcing a potential transaction. As a result of the transaction, we will be a private company. In addition, today we announced our third quarter earnings results for fiscal year 2010.

Today’s press releases regarding the transaction with Carlyle and the third quarter 2010 earnings are available on commscope.com. In addition, following this letter is a list of frequently asked questions to help address some of the questions you may have.

Acquisition Agreement with Carlyle

In general, becoming a privately owned company should have no effect on your day-to-day responsibilities or how we conduct business. We must continue to perform efficiently and focus on achieving our goals, as we all do today. We anticipate that upon closing, both of us, along with other members of the executive management team will continue to lead the company. This is an ownership change, not a business change, and we are confident that this transaction will provide more financial stability and certainty to CommScope without disrupting our support of our customers. In fact, we have been a private company before. We were private when we were founded and, as some of you may recall, we were private from 1990 to 1992.

Carlyle, which has a global network, substantial resources and deep experience, seeks out leading businesses positioned for long-term growth. Given Carlyle’s proven record of success in acquiring and guiding companies like CommScope, we believe this transaction is in the best interests of our employees, customers and shareholders.

We believe that the transaction will provide our stockholders with a significant cash premium for their investment. As a private company, we believe we will have greater flexibility to focus on our long-term strategic direction while continuing to be a global leader in our industry.

Carlyle has a strong reputation as a disciplined and committed investor and its interest in CommScope is a testament to the hard work you do, day in and day out. Carlyle understands our industry and our business and will be a tremendous asset as we build upon our leadership position and deliver enhanced value to our customers around the world.

We expect the transaction to close in the first quarter of 2011.

Third Quarter 2010 Earnings Highlights

We also announced today solid third quarter earnings results, despite a global economy that remains uncertain. Overall, third quarter 2010 sales increased 10 percent year-over-year, but dipped two percent sequentially from the second quarter of this year. Meanwhile, operating income was essentially flat from a year ago. Adjusted operating income (which excludes special items) declined two percent from the year-ago period to $116.5 million. We were pleased with another outstanding performance from the Enterprise team and a continued pickup in spending by operators, particularly in North America, that helped our performance in the wireless business.

Our continued success depends on you and your hard work. Moving forward, whether as a public or a private company, our priority remains providing our customers with the outstanding technologies, solutions and support they have come to expect from CommScope.

It is likely that today’s news may lead to increased interest in CommScope and you may be contacted by members of the media, investors or the general public regarding this transaction. Consistent with company policy, it is important that the company speak with one voice on this matter. Please forward all investor calls to Phil Armstrong at +1 828-323-4848 or Mark Huegerich at +1 828-431-2540 and please forward news media inquiries to Rick Aspan at +1 708-236-6568. We will make every effort to keep you up to date on developments and progress throughout this process.

We want all of you to know how much we value what you do for our company. Thank you for your continued hard work and dedication to CommScope.

Sincerely,

Frank M. Drendel	Eddie Edwards
Chairman and Chief Executive Officer	President and Chief Operating Officer

Additional Information and Where to Find It

In connection with the proposed merger, CommScope, Inc. (the “Company”) will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. THE COMPANY’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED MERGER BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to CommScope, Inc., Attn: Secretary, 1100 CommScope Place SE, Hickory, North Carolina 28602, telephone: (828) 324-2200, or from the Company’s website, http://www.commscope.com.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on March 19, 2010. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.

[Employee FAQ]

CommScope Employee Frequently Asked Questions

1.	What was announced today?

Today we announced that CommScope will be acquired under an agreement with The Carlyle Group in a transaction valued at approximately $3.9 billion. Upon the successful closing of the transaction, we will become a private company. Carlyle will acquire all of the outstanding shares of CommScope common stock for $31.50 per share in cash. This amount represents a premium of approximately 36% over CommScope’s closing share price on Friday, October 22, 2010, the last trading day prior to CommScope’s Monday, October 25, 2010 press release announcing a potential transaction. In addition, today we announced our third quarter earnings results for fiscal year 2010.

We are pleased to reach this agreement with Carlyle, which has a strong reputation and global network, and a proven record of success in acquiring and guiding companies like CommScope.

2.	Who is Carlyle?

Carlyle is a global alternative asset manager with a global network, substantial resources and investment experience in the communications industry. Carlyle understands our industry and our business and will be a tremendous asset as we build upon our leadership position and deliver enhanced value to customers around the world. Carlyle manages more than $90 billion in assets, and its investments focus on technology, telecommunications and eight other industry categories. In total, Carlyle portfolio companies have more than $84 billion in revenue and employ nearly 400,000 people around the world.

Additional information about Carlyle can be found on its website: www.carlyle.com

3.	Why is CommScope entering into this transaction?

We believe that the transaction will provide our stockholders with a significant cash premium for their investment. We believe Carlyle’s proven record of success in acquiring and guiding companies like CommScope will benefit our Company and its stakeholders. Lastly, as a private company, we believe we will have greater flexibility to focus on our long-term strategic direction while continuing to be a global leader in our industry.

Carlyle’s premium offer for our Company is a testament to the hard work you do, day in and day out, as well as a strong vote of confidence in our future.

4.	What are some of the differences in operating as a public company versus a privately-held company?

Becoming a private company generally means a company’s stock is no longer publicly traded. In this transaction, Carlyle will be acquiring all of the outstanding shares of CommScope, and upon completion, our stock will cease to be traded on the NYSE. CommScope has been a private company before: we were founded as a private company and, as some of you may recall, we were private from 1990 to 1992.

As a private company, we will have even greater flexibility to focus on our long-term strategic direction while continuing to be a global leader in our industry. Carlyle’s investment in CommScope is an endorsement of our Company’s future and employees.

5.	What other public companies have become private in recent years?

Recently, a number of public companies have become private, including: Burger King, Interactive Data Corp., TransUnion and SkyTerra Communications.

6.	How does this affect employees?

All that is changing as a result of this transaction is the ownership of CommScope. We must continue to perform efficiently and focus on achieving our goals, as we all do today. Moving forward, whether as a public or a private company, our priority remains providing our customers with the outstanding technologies, services and support they have come to expect from CommScope.

7.	Will salaries and benefits be affected? Will my 401(k) or healthcare benefits change?

All CommScope employees are valuable to our continued success and it is our intent to provide comparable salary and benefits under Carlyle’s ownership. In addition, your health and welfare benefits are not expected to change as a result of the transition. However, there will be some changes to our incentive programs because we will no longer be a publicly-held company with publicly-traded stock to use as compensation.

Many compensation and benefit matters will be determined near or after closing of the transaction. As always, the company retains the right to modify benefit programs at any time.

Further information regarding stock benefits and compensation is included below.

8.	Will there be any layoffs or other changes for employees as a result of this announcement?

Again, this transaction is an ownership change and not a business change. Any changes that are made in the future will be necessitated by the requirements of our business, not our ownership. We have been in our current management structure for nearly a year and we will continue to make changes that are necessary to best support our customers and grow our company.

9.	Will the management team remain in place?

It is anticipated that upon completion of the transaction, Frank Drendel and Eddie Edwards, along with other members of CommScope’s executive management team, will continue to lead the company. When we implemented our current management structure about a year ago, it was intended to be evolutionary—we would change as needed to address business opportunities and conditions. We will continue along that path.

10.	How is this different from the Andrew transaction?

The transaction with Andrew combined two companies into one, whereas the agreement with Carlyle only changes the ownership of CommScope, taking us from a publicly traded company to a private company. With this will come additional flexibility and support to reach our long-term goals. There also will be more focus on accountability in all areas of our business. We may no longer have the market demands that come with public ownership, but we soon will face the heightened expectations of achieving success for our private owner.

11.	When will the transaction be completed? What needs to happen before the transaction can close?

The transaction is expected to close in the first quarter of 2011.

The transaction is subject to the approval of CommScope’s stockholders, regulatory approvals and other customary closing conditions; however, it is not subject to financing conditions. We expect to hold a Special Meeting of Stockholders to consider and vote on the proposal as soon as practicable after we mail our proxy statements to stockholders.

Also, in accordance with our fiduciary duties and to ensure we have maximized value for stockholders, for a period of 40 days, CommScope may solicit superior proposals from third parties. This is a standard provision in agreements such as ours and is commonly known as a ‘go-shop’ period. It will expire on December 5th.

12.	What can we expect between now and the closing of the transaction?

Until the transaction closes, we remain an independent, publicly-held company, and we ask that you please continue to focus on your daily responsibilities. Moving forward, whether as a public or a private company, our priority remains providing our customers with the outstanding technologies, services and support they have come to expect from CommScope.

13.	I saw a stockholder lawsuit was threatened. Does this indicate that something is wrong with the transaction?

It’s not unusual to see litigation threatened or even filed after the announcement of a transaction. We believe this transaction represents the best outcome for current stockholders and we expect it to close in the first quarter of 2011.

14.	What should I say if I’m contacted by media, financial community or other third parties about the transaction?

It is likely that today’s news may lead to increased interest in CommScope. Consistent with company policy, it is important that the company speak with one voice on this matter. Please forward all investor calls to Phil Armstrong at +1 828-323-4848 or Mark Huegerich at +1 828-431-2540 and please forward news media inquiries to Rick Aspan at +1 708-236-6568. We will make every effort to keep you up to date on developments and progress throughout this process.

15.	When will I know more about the progress of the transaction?

We will continue to communicate developments regarding this transaction through meetings, letters and other communications.

We want all of you to know how much we value what you do for our company. As we move through this process, we’ll continue to rely on you to focus on the work at hand, serve our customers and help achieve our goals.

Benefits and Compensation

16.	I own shares in CommScope. What do I need to do?

We expect to hold a Special Meeting of Stockholders to consider and vote on the proposal. All CommScope stockholders will be mailed instructions related to the meeting in due course.

17.	How will CommScope restricted stock units be treated?

All outstanding restricted stock units will fully vest and be paid out upon closing of the transaction. The payment for each restricted stock unit will be the price paid by Carlyle for a share of CommScope common stock, minus applicable tax withholdings.

18.	How will CommScope performance stock units be treated?

Any outstanding performance stock units with respect to which performance goals were satisfied in a year before the closing and which remain subject to time-based vesting will fully vest upon closing of the transaction, and holders will receive the same price per vested PSU that Carlyle is paying for shares of CommScope common stock, subject to applicable tax withholdings. For example, if the transaction closes in 2011, any PSUs that met performance goals based on performance in 2008 and 2010 will be paid out at closing, notwithstanding the time-based vesting provisions.

19.	How will CommScope stock options be treated?

All outstanding stock options will fully vest and will be cashed out at a price per share equal to the price Carlyle is paying for shares of CommScope common stock, minus the exercise price, subject to applicable tax withholdings. For example, an employee holding 100 options with an exercise price per share of $15.00 would receive a payment equal to $1,650, less applicable tax withholdings. Options that have an exercise price greater than the $31.50 merger price are “underwater” and will be cancelled without payment. All options will be terminated upon closing of the transaction.

20.	How will cash incentive and bonus plans be treated?

Cash-based employee incentive plans (like EFIP and AIP) will be paid in accordance with the plans under which they were awarded. If the transaction closes in 2011, AIP bonuses attributable to 2010 will be paid out at or shortly after closing if not previously paid, based on actual performance for 2010. In addition, the AIP for 2011 will pay out at or shortly after closing on a pro rata basis at “target” 100% performance. For example, if the transaction closes on January 31, 2011, one-twelfth of the 2011 AIP target bonus would be payable at or shortly after that time.

Additional Information and Where to Find It

In connection with the proposed merger, CommScope, Inc. (the “Company”) will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. THE COMPANY’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED MERGER BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to CommScope, Inc., Attn: Secretary, 1100 CommScope Place SE, Hickory, North Carolina 28602, telephone: (828) 324-2200, or from the Company’s website, http://www.commscope.com.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on March 19, 2010. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.

[Customer Letter]

[IF MAILED: COMMSCOPE LETTERHEAD]

October 27, 2010

Dear [NAME / CommScope Customer],

I am pleased to inform you that CommScope has announced that it will be acquired by The Carlyle Group, a highly-respected global alternative asset manager. This means that once all the conditions to the transaction are satisfied, including approval of the transaction by shareholders, CommScope will become a privately-owned company. We believe that this transaction will position us for even greater success, which will ultimately benefit you.

We want you to know that you are an important customer of CommScope and we value our relationship. Let me assure you that while this transaction will bring about a change in ownership, it is not a change in the direction of our company. Ultimately, this transaction will allow CommScope to have greater flexibility and remain a global leader in infrastructure solutions for communication networks, enabling us to achieve even greater potential and better meet your needs. We expect this transaction to close in the first quarter of 2011.

We look forward to building upon our partnership with you and hope you share our enthusiasm about CommScope’s exciting future. As part of our commitment to you, we will make every effort to keep you informed of developments and progress during the process of completing the transaction.

As always, if you have any questions or wish to discuss this further, please feel free to contact me or your CommScope sales or service representative.

We greatly appreciate your continued support and confidence in CommScope.

Sincerely,

Frank Drendel
Chairman and Chief Executive Officer

Additional Information and Where to Find It

In connection with the proposed merger, CommScope, Inc. (the “Company”) will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. THE COMPANY’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED MERGER BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to CommScope, Inc., Attn: Secretary, 1100 CommScope Place SE, Hickory, North Carolina 28602, telephone: (828) 324-2200, or from the Company’s website, http://www.commscope.com.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on March 19, 2010. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.

CommScope To Be Acquired Under Agreement With The Carlyle Group & Third Quarter 2010 Earnings Results October 27, 2010 * * * * [Manager’s Presentation to Employees]

Forward Looking Statements
This presentation includes forward-looking statements that are based on information currently available to management, management’s beliefs, as well as on a number of assumptions concerning future events.
Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. For a more detailed description of the factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission. In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.
Additional Information and Where to Find It
In connection with the proposed merger, CommScope, Inc. (the "Company") will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company.  THE COMPANY'S SECURITY HOLDERS ARE URGED TO READ THE PROXY
STATEMENT REGARDING THE PROPOSED MERGER BECAUSE IT WILL CONTAIN IMPORTANT
INFORMATION. The Company's stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC's website at
http://www.sec.gov. The Company's stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to
CommScope, Inc., Attn: Secretary, 1100 CommScope Place SE, Hickory, North Carolina 28602, telephone: (828)
324-2200, or from the Company's website, http://www.commscope.com.
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the proposed merger. Information about the Company's directors and executive officers and their ownership of the Company's common stock is set forth in the proxy statement for the Company's 2010 Annual Meeting of Stockholders, which was filed with the SEC on March 19,
2010. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed merger, which may be different than those of the Company's stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.

What We Announced
Acquisition Agreement With The Carlyle Group
• Transaction valued at ~$3.9 billion, premium of ~36% over
CommScope’s closing price on October 22
• Carlyle’s premium offer is a strong vote of confidence for our employees and our future
• Provides us with flexibility to focus on long-term strategic direction while continuing to be global leader in industry
Third Quarter 2010 Earnings Results
• Q3-10 results highlighted by:
– Sales of $822 million
– Operating income of $92 million
– Adjusted operating income of $116 million excluding special items
– Net income of $51 million, or $0.49 per diluted share
– Adjusted net income of $65 million, or $0.62 per diluted share

Carlyle: A World-Class Investment Firm
• Possesses substantial resources, global network and investment experience in the communications industry
• Understands our industry and business and will support employees in achieving long-term goals
• Carlyle has a proven record of success in acquiring and guiding companies like CommScope
• Carlyle will be tremendous asset as we build upon our leadership position and deliver enhanced value to customers around the world
Carlyle’s Interest In CommScope Is A Testament
To Your Hard Work

New Owners & Greater Flexibility
• Becoming a private company generally means a company’s stock is no longer publicly traded
• At close, Carlyle will have acquired all outstanding shares and will own CommScope
– CommScope stock will cease to be traded on NYSE
• As a private company, CommScope will:
– Have even greater flexibility to focus on long-term strategic direction
– Continue to be global leader in our industry
• CommScope has been privately owned in the past:
– CommScope was founded as a private company and was under private ownership from 1990 to 1992

Will This Affect My Job?
• All that is changing is the ownership of CommScope
• We must continue to perform efficiently and focus on achieving our goals, as we all do today.
• Anticipate upon closing, Frank Drendel, Eddie Edwards and members of executive management team will continue to lead company
• Any changes made in future will be necessitated by requirements of our business, not our ownership
• Unlike Andrew merger, where two companies combined, this is a change in ownership, taking us from publicly traded to a private Co.
Our Priority Remains Providing Customers With Outstanding
Technologies, Services And Support They Expect From CommScope

Next Steps
• Transaction subject to:
– Approval of CommScope’s stockholders, regulatory approvals and other customary closing conditions
• 40 day “Go-Shop” period
• Expect to hold Special Meeting of Stockholders to consider and vote on transaction as soon as practicable after mailing proxy statements
• Transaction expected to close in first quarter 2011
• Until transaction closes, CommScope remains independent,
publicly-held company
Please Continue To Focus On Your Daily Responsibilities
And On Serving Our Customers

Third Quarter 2010 Summary
Sales by Segment
Sales by Geography
ACCG
40%
U.S.
54%
EMEA
21%
Other Americas
10%
APAC
15%
Broadband
16%
WNS
17%
Enterprise
27%
Sales & Orders:
• Sales of $822m and Orders of $834m
• Continued robust North American wireless sales
• Enterprise strength across all major product groups
and geographies
Operating Results:
• Operating income of $92m
• *Adjusted operating income of $116m
Interest & Taxes:
• Interest expense of $22m reflects lower debt levels
• Effective tax rate of 28%
• 32% on adjusted pretax income
Earnings:
• Net income of $51m, or $0.49 per diluted share
• Adjusted net income of $65m, or $0.62 per
diluted share
*Adjusted results exclude amortization of purchased intangibles, restructuring costs and an after-tax gain on the sale of an asset. See Appendix for reconciliation to GAAP measures.

9 Appendix

Appendix
Operating
Income
Net
Income
(1)
Diluted
EPS
Operating
Income
Net
Income
(1)
Diluted
EPS
As reported $       91.9 $         50.6 $       0.49 $     167.1 $     72.7 $       0.73
Special items:
Amortization of purchased intangible assets
(2)
24.4 15.2 0.14 73.2 45.6 0.43
Restructuring costs 3.9 2.5 0.02 55.3 34.8 0.32
Arbitration settlement - - - (8.6) (5.3) (0.05)
Gain on sale of distribution center (3.7) (3.7) (0.03) (3.7) (3.7) (0.03)
Tax effect of health care legislation - - - - 2.3 0.02
As adjusted for special items (non-GAAP) $     116.5 $         64.6 $       0.62 $     283.3 $   146.4 $       1.42
September 30, 2010
Nine Months Ended
September 30, 2010
CommScope, Inc.
Reconciliation of GAAP Measures to Adjusted (Non-GAAP) Measures
(Unaudited -- In millions, except per share amounts)
Three Months Ended

CommScope®

at home

at work

SYSTIMAX® SOLUTIONS

Uniprise

on the go

ANDREW

connect and evolve

11 * * * *

[Manager Talking Points]

CommScope Talking Points - Manager Presentation Script

Slide 3: What We Announced

•	We announced that CommScope will be acquired under an agreement with The Carlyle Group.

•	Carlyle will acquire all of the outstanding shares of CommScope common stock for $31.50 per share in cash.

•

Carlyle’s offer is for approximately $3.9 billion and represents a 36% premium to our stock price as of October 22, 2010, the last trading day prior to CommScope’s Monday, October 25, 2010 press release announcing a potential transaction.

•	This premium demonstrates Carlyle’s confidence in our employees and the future of our Company.

•	In addition, today we announced our third quarter earnings results for fiscal year 2010, which we’ll get to in a moment.

Slide 4: Carlyle: A World Class Investment Firm

•	Carlyle is a global alternative asset manager with substantial resources, a global network and experience that seeks out leading businesses positioned for long-term growth.

•	Carlyle understands our industry and our business, and will support employees in achieving long-term goals.

•	They will be a tremendous asset as we build upon our leadership position and deliver enhanced value to customers around the world.

•	Carlyle’s interest in CommScope is a testament to the hard work our employees do every day.

Slide 5: New Owners and Greater Flexibility

•	Becoming a private company generally means a company’s stock is no longer publicly traded.

•	We believe that the transaction will provide our stockholders with a significant cash premium for their investment.

•	In this transaction, Carlyle will be acquiring all of the outstanding shares of CommScope, and upon completion, our stock will cease to be traded on the NYSE.

•	As a private company, CommScope will have greater flexibility to focus on our long-term strategic direction while continuing to be a global leader in our industry.

•	Note that we have been a private company before. The company was private when it was founded and, as you may recall, again was private from 1990 to 1992.

Slide 6: Will This Affect My Job?

•	In general, becoming a private company should not affect your day-to-day responsibilities or how we conduct business.

•	We must continue to perform efficiently and focus on achieving our goals, as we all do today.

•	We anticipate that upon closing, Frank Drendel and Eddie Edwards, along with other members of the executive management team, will continue to lead the company.

•	This is an ownership change, not a business change.

•	Any changes that are made in the future will be necessitated by the requirements of our business, not our ownership.

•	We have been in our current management structure for nearly a year and we will continue to make changes that are necessary to best support our customers and grow the company.

•	We are confident that this transaction will provide more financial stability and certainty to CommScope without disrupting our support of customers.

•	Unlike the Andrew merger, where two companies combined, this is only a change in ownership.

Slide 7: Next Steps

•	Looking ahead, the transaction is subject to the approval of CommScope stockholders, regulatory approvals and other customary closing conditions. However, it is not subject to financing conditions.

•

Also, I’d like to explain another component of our agreement with Carlyle. In accordance with our fiduciary duties and to ensure we have maximized value for stockholders, for a period of 40 days, CommScope may solicit superior proposals from third parties. This is a standard provision in agreements such as ours and is commonly known as a ‘go-shop’ period. It will expire on December 5th.

•

We expect to hold a Special Meeting of Stockholders to consider and vote on the proposed transaction and agreement as soon as practicable after we mail our proxy statements to stockholders, which will be done in due course.

•	The transaction is expected to close in the first quarter of 2011.

•	Until the transaction closes, we will remain an independent publicly-held company.

•	As always, employees should continue to focus on their daily activities and serving our customers.

Slide 8: Third Quarter Results

•	We also announced today solid third quarter earnings results, despite a global economy that remains uncertain.

•	Overall, third quarter 2010 sales increased 10 percent year-over-year, but dipped two percent sequentially from the second quarter of this year.

•	Meanwhile, operating income was essentially flat from a year ago.

•	Adjusted operating income (which excludes special items) declined two percent from the year-ago period to $116.5 million.

•

We were pleased with another outstanding performance from the Enterprise team and a continued pickup in spending by operators, particularly in North America, that helped our performance in the wireless business.

Additional Information and Where to Find It

In connection with the proposed merger, CommScope, Inc. (the “Company”) will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. THE COMPANY’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED MERGER BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to CommScope, Inc., Attn: Secretary, 1100 CommScope Place SE, Hickory, North Carolina 28602, telephone: (828) 324-2200, or from the Company’s website, http://www.commscope.com.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on March 19, 2010. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.